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                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  FORM 12B-25

                          NOTIFICATION OF LATE FILING
                                                                    000-15701
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                                                                 SEC FILE NUMBER

                                                                     638842
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                                                                   CUSIP NUMBER

[X] Form 10-K and Form 10-KSB [] Form 20-F [] Form 11-K [] Form 10-Q and 10-QSB

        For Period Ended: June 30, 2000
        [ ] Transition Report on Form 10-K
        [ ] Transition Report on Form 20-F
        [ ] Transition Report on Form 11-K
        [ ] Transition Report on Form 10-Q
        [ ] Transition Report on Form N-SAR

For the Transition Period Ended:
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             Read Attached Instruction Sheet Before Preparing Form.
                             Please Print or Type.
        Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
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        If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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PART I - REGISTRANT INFORMATION
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        Full Name of Registrant:                     Natural Alternatives
                                                     International, Inc.

        Former Name if Applicable:                   N/A

        Address of Principal Executive Office
        (Street and Number):                         1185 Linda Vista Drive
        City, State and Zip Code                     San Marcos, CA 92069



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PART II - RULES 12B-25 (B) AND (C)
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If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

[ X ]   (a)    The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[ X ]   (b)    The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date;
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or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

        (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.


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PART III - NARRATIVE
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State below in reasonable detail the reasons why Form 10-K and Form 10-KSB,
20-F, 11-K, 10-Q and Form 10-QSB, N-SAR, or the transition report or portion thereof could not be filed within the prescribed period.

The registrant was unable to file the 10-K timely because it was delayed in completing conversion of its foreign subsidiary financial information to U.S. generally accepted accounting principles, and confirming certain information from one lender for presentation to its auditors.

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PART IV - OTHER INFORMATION
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        (1)    Name and telephone number of person to contact in regard to this notification:

               Peter C. Wulff            (760) 744-7340

        (2) Have all other periodic reports required under section 13 or 15(d) of the Securities Exchange Act of 1934 or section 20 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been files? If the answer is no, identify report(s).
                                                               [X] Yes    [ ] No

        (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                               [ ] Yes    [X] No

        If so: attach an explanation of the anticipated change, both narratively and quantitatively , and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                    Natural Alternatives International, Inc.
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                  (Name of Registrant as specified in charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date:   September 27, 2000                   By: /s/ PETER C. WULFF
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INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.



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                                   ATTENTION

        Intentional misstatements or omissions of fact constitute Federal Criminal Violations (See 18 U.S.C. 1001)
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